EXHIBIT 5.2

Guy K. Stewart, Jr.,
Attorney At Law502 Palm Street  -  Number 5
West Palm Beach, Florida 33401
Telephone (561) 659 - 1810     Facsimile (561) 659 - 3888
e-mail: e-mail: gkslaw@bellsouth.net

April 29, 2009

Via Fax (202)  457  -  1678
Michael Paige, PLLC
Counsel
Jackson & Campbell, P.C.
1120 20th Street, NW, South Tower
Washington, DC 20036

Attention:                Michael Paige, Esq.

Gentlemen:

This opinion supplements an opinion of the same date previously delivered to you. You have advised me that you have acted as counsel to Royal Style Design, Inc., a Florida corporation (the “Company”), in connection with the preparation of that certain registration statement on Form S-1 (the “Registration Statement”) which will be filed with the Securities and Exchange Commission (the “Commission”) on or shortly after the date hereof, with respect to up to 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which have been issued to the selling stockholders named in the Registration Statement (the “Selling Shareholders”).

In that connection, you have asked me to provide you with an opinion with respect to certain matters of Florida law, and I am pleased to do so.

In rendering my opinion to you, I have examined and relied upon such documents provided by you to me as I considered necessary or appropriate for enabling me to express the opinion set forth herein.  In all such examinations, I have assumed the authenticity and completeness of such documents and the conformity to the originals thereof. You have also advised me that the Company has received payment in full from the Selling Shareholders for all the Shares.

I am opining solely on all applicable statutory provisions of Florida corporate law, including the Florida Business Corporation Act and all applicable provisions of the Florida Constitution and any reported judicial decisions interpreting those laws. My opinion is based on these laws as in effect on the date hereof. I am expressing no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

I hereby consent to your reliance on this opinion and to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Guy K. Stewart, Jr.
Guy K. Stewart, Jr.